Exhibit 2

Joint Filing Agreement,
 Dated as of February 16, 2017

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby agree (i) to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, Par Value NIS 0.0000001 per share, of BiondVax Pharmaceuticals Ltd. and (ii) that this Joint Filing Agreement be included as an Exhibit to such joint filing; provided, however, that as contemplated by Rule 13d-1(k)(2) under the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to know such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this February 16, 2017.

Angels Investments in Hi Tech Ltd. By: /s/ Marius Nacht Name: Marius Nacht Title: Chairman Marius Nacht By: /s/ Marius Nacht